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Freeport-McMoRan Announces
Resumption of Exports from Indonesian Subsidiary

PHOENIX, AZ, July 25, 2014 - Freeport-McMoRan Inc. (NYSE: FCX) announced today that its Indonesian subsidiary PT Freeport Indonesia (PT-FI) received approval from the Government of Indonesia to resume exports of copper concentrates. PT-FI will resume full operations immediately and concentrate exports are expected to commence in August 2014.
PT-FI has entered into a Memorandum of Understanding (MOU) with the Government of Indonesia under which the Government and PT-FI have agreed to negotiate an amended Contract of Work (COW), to be completed over the next six months, to address provisions related to the size of concession area, royalties and taxes, domestic processing and refining, divestment, local content, and continuation of operations post-2021. Effective with the signing of the MOU, PT-FI has agreed to pay export duties set forth in a new regulation issued in July 2014, to provide a $115 million assurance bond to support its commitment for smelter development and to increase royalties to 4.0% for copper and 3.75% for gold from the current rates of 3.5% for copper and 1% for gold.
On July 25, 2014, the Government revised its January 2014 regulations regarding export duties to incorporate reduced rates for copper concentrate exports for companies engaged in smelter development. The revised regulations provide for duties on copper concentrate exports during smelter development initially at 7.5%, declining to 5% when development progress exceeds 7.5% and 0% when development progress exceeds 30%.
Among other items, MOU provisions to be addressed in the negotiation of the Amended COW include provisions for the development of new copper smelting and refining capacity in Indonesia which will take into consideration an equitable sharing of costs between PT-FI (and any partners in the project) and the Government through fiscal incentives, provisions for FCX to divest to the Government and/or Indonesian Nationals up to a 30% interest (an additional 20.64% interest) in PT-FI at fair value, and continuation of operations from 2022-2041. Negotiations will take into consideration PT-FI’s need for assurance of legal and fiscal terms post-2021 for PT-FI to continue with its large scale investment program for the development of its reserves.
PT-FI and the Government will commence immediate negotiations for an amended COW that is expected to be completed within six months. No terms of the COW other than the duties, smelter bond and royalties described above will be changed until the completion of the amended COW.
James R. Moffett, Chairman of the Board, and Richard C. Adkerson, President and Chief Executive Officer of FCX, said: “We are pleased to report the resumption of normal operations and the completion of an MOU to enable continuing benefits of the Grasberg operations for the Government, the local communities in Papua, our large Indonesian workforce and our shareholders. We value our long-term partnership with the Indonesian government and look forward to continuing success of the Grasberg operation.”

Freeport-McMoRan                                      1

FCX is a premier U.S.-based natural resources company with an industry-leading global portfolio of mineral assets, significant oil and gas resources and a growing production profile. FCX is the world's largest publicly traded copper producer.
FCX's portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America; the Tenke Fungurume minerals district in the Democratic Republic of Congo; and significant oil and natural gas assets in North America, including reserves in the Deepwater GOM, onshore and offshore California and in the Haynesville shale play, and an industry-leading position in the emerging shallow water Inboard Lower Tertiary/Cretaceous natural gas trend on the Shelf of the GOM and onshore in South Louisiana. Additional information about FCX is available on FCX's website at "www.fcx.com."

Cautionary Statement Regarding Forward-Looking Statements: This press release contains forward-looking statements, which are all statements other than statements of historical facts, such as expectations relating to the outcome of ongoing discussions with the Indonesian government regarding PT-FI's Contract of Work and the impact of the July 2014 regulations on PT-FI's exports and export duties. The words “anticipates,” “may,” “can,” “plans,” “believes,” "potential," “estimates,” “expects,” “projects”, "targets," “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions are intended to identify those assertions as forward-looking statements. FCX cautions readers that forward-looking statements are not guarantees of future performance and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include the outcome of ongoing discussions with the Indonesian government regarding PT-FI's Contract of Work and the impact of the July 2014 regulations on PT-FI's exports and export duties and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2013, filed with the U.S. Securities and Exchange Commission.
Investors are cautioned that many of the assumptions on which FCX's forward-looking statements are based are likely to change after its forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may or may not be able to control. Further, FCX may make changes to its business plans that could or will affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in FCX's assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.

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Freeport-McMoRan                                      2